RAMSAY HEALTH CARE, INC. AND SUBSIDIARIES

                       COMPUTATION OF NET INCOME PER SHARE
                                   (unaudited)


                                  Quarter Ended           Six Months Ended
                                   December 31               December 31
                                 1995         1994          1995          1994
                                 ---------------------------------------------

PRIMARY

Weighted average common shares
   outstanding ............    7,952,692    7,729,864    7,836,866    7,726,370
Class A convertible preferred
   stock ..................         --         22,910         --         22,910
Class B convertible preferred
   stock, Series C ........    1,424,860    1,424,860    1,424,860    1,424,860
Net effect of dilutive stock
   options-based on the modified
   treasury stock method ..         --        337,377         --        337,377
                              ----------   ----------    ---------    ---------
TOTAL COMMON AND DILUTIVE
COMMON EQUIVALENT SHARES ..    9,377,552    9,515,011    9,261,726    9,511,517
                              ==========   ==========    =========    =========

Net Income Available to Common
Shareholders ..............   $  835,000   $  437,000   $  444,000   $1,025,000
                              ==========   ==========   ==========   ==========

NET INCOME PER SHARE ......   $     0.09   $     0.05   $     0.05   $     0.11
                              ==========   ==========   ==========   ==========

FULLY DILUTED

Weighted average common shares
   outstanding ............    8,012,701    7,741,799    8,012,701    7,743,465
Class A convertible
   preferred stock .. .....         --         22,910         --         22,910
Class B convertible
   preferred stock,
   Series C ...............    1,424,860    1,424,860    1,424,860    1,424,860
Net effect of dilutive stock
   options-based on the modified
   treasury stock method ..         --        337,377         --        337,377
                              ----------    ---------    ---------    ---------
TOTAL COMMON AND DILUTIVE
COMMON EQUIVALENT SHARES ..    9,437,561    9,526,946    9,437,561    9,528,612
                              ==========    =========    =========    =========

Net Income Available to Common
Shareholders ..............   $  835,000   $  437,000   $  444,000   $1,025,000
                              ==========   ==========   ==========   ==========

NET INCOME PER SHARE ......   $     0.09   $     0.05   $     0.05   $     0.11
                              ==========   ==========   ==========   ==========